STOCK OPTION AGREEMENT

         THIS STOCK OPTION AGREEMENT (the "Agreement") is made effective the 1st day of January, 2003 between IQ BIOMETRIX, INC., a Delaware corporation (the "Company"), and the consultant to the Company whose name appears on the signature page hereof under the caption "OPTIONEE" ("Optionee").

                                    RECITALS:

         A. The Company has retained Optionee as a consultant to provide consulting services to assist in the conduct of the Company's business (such services are referred to hereinafter as the "Consulting Services").

         B. In order to provide incentives for the furnishing of Consulting Services by Optionee, the Company has determined to grant to Optionee the right to acquire certain shares of the Company's common stock with par value of $0.01 per share (hereinafter called "Common Stock"), all as provided more fully hereinafter, all subject to the terms, provisions and conditions of this Agreement.

                                   WITNESSETH:

         1. GRANT OF STOCK OPTION; PURCHASE PRICE; VESTING; EXPIRATION DATE. Subject to any vesting schedule attached hereto, the Company hereby grants to Optionee the right to purchase 100,000 shares of Common Stock at a per-share purchase price of $.50, pursuant to the terms, provisions and conditions of this Agreement (the shares of Common Stock pursuant to which Optionee shall acquire the right to purchase are referred to hereinafter as the "Option Shares"). If no vesting schedule is attached hereto or if an attached vesting schedule does not provide for specifics regarding the vesting of the option granted hereby, the option granted hereby shall become vested and exercisable with respect to all of Option Shares immediately upon the execution and delivery of this Agreement by the Company. The option granted hereunder shall expire with respect to any particular Option Shares Five (5) years after such option becomes vested with respect to such shares. In the event of Optionee's death prior to the otherwise applicable expiration date, the option created by this Agreement (to the extent then vested) shall be exercisable for one year after Optionee's death by the legal representative of the estate of Optionee or the person(s) who acquires the rights of Optionee hereunder by bequest or inheritance as a result of the death of Optionee.

         2. EXERCISE. Subject to the limitations contained herein, Optionee may exercise the option created pursuant to this Agreement with respect to vested Option Shares at any time after it becomes effective and such Option Shares vest. If Optionee or Optionee's successor fails to exercise the option created under this Agreement with respect to any vested Option Shares on or before the expiration date provided for herein with respect to such Option Shares, the option with respect to such vested Option Shares shall expire on such expiration date and be of no further force and effect. The option to purchase granted hereunder shall be exercised by giving written notice to the Company in compliance with this Agreement. Such notice shall state the number of vested Option Shares with respect to which the option is being exercised and shall specify a date which shall not be less than fifteen (15) nor more than thirty
(30) days after the date of such notice, as the date on which such Option Shares will be taken up and payment made therefor in cash, certified or bank cashier's check, or the equivalent, at the principal office of the Company. If any law or regulation requires the Company to take any action with respect to the vested Option Shares specified in such notice, then the date of the delivery of such Option Shares against payment therefor shall be extended for the period necessary to take such action. In the event of any failure to take up and pay for the number of vested Option Shares specified in such notice on the date set forth therein, as the same may be extended as provided above, such exercise of this option may be terminated by the Company with respect to such number of vested Option Shares not taken and paid for. Each exercise of an option pursuant to this Agreement shall be deemed to be an exercise with respect to the Option Shares having the earliest expiration date.

         3. ADJUSTMENTS.

         (a) If the outstanding shares of the Common Stock shall be subdivided into a greater number of shares or a dividend in Common Stock shall be paid in respect of Common Stock, the per share purchase price of the Option Shares in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced. If the outstanding shares of Common Stock shall be combined into a smaller number of shares, the per share purchase price of the Option Shares in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. When any adjustment is required to be made in the per share purchase price of the Option Shares, the number of Option Shares purchasable upon the exercise of the Option shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of the Option immediately prior to such adjustment, multiplied by the per share purchase price of the Option Shares in effect immediately prior to such adjustment, by (ii) the per share purchase price of the Option Shares in effect immediately after such adjustment.

         (b) If there shall occur any capital reorganization or reclassification of the Common Stock (other than a change in par value or a subdivision or combination as provided for in subsection (a) immediately above), or any consolidation or merger of the Company with or into another corporation, or a transfer of all or substantially all of the assets of the Company, or the payment of a liquidating distribution then, as part of any such reorganization, reclassification, consolidation, merger, sale or liquidating distribution, lawful provision shall be made so that Optionee shall have the right thereafter to receive upon the exercise hereof (to the extent, if any, still exercisable) the kind and amount of shares of stock or other securities or property which Optionee would have been entitled to receive if, immediately prior to any such reorganization, reclassification, consolidation, merger, sale or liquidating distribution, as the case may be, Optionee had held the number of shares of Common Stock which were then purchasable upon the exercise of the Option. In any such case, appropriate adjustment (as reasonably determined by the Board of Directors of the Company) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of Optionee such that the provisions set forth in this Section 3 (including provisions with respect to adjustment of the per share purchase price of the Option Shares) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of stock or other securities or property thereafter deliverable upon the exercise of the Option.

         4. SHARES RESERVED. The Company will, at all times during the term of this Agreement, reserve and keep available such number of its common shares as will be sufficient to satisfy the requirements of this Agreement and will pay all fees and expenses necessarily incurred by the Company in connection with the issuance of such shares.

         5. RESTRICTION ON ISSUANCE OF SHARES; LEGENDS. The Company will not be obligated to sell any Option Shares hereunder unless the Option Shares are at the time exempt from registration under the Securities Act of 1933, as amended, and applicable state securities laws. Optionee shall make such investment representations to the Company and shall consent to the imposition of such legends on the stock certificates as are necessary, in the opinion of the Company's counsel, to secure to the Company an appropriate exemption from applicable securities laws.

         6. SUCCESSORS. This Agreement will be binding upon any successor of the Company.

         7. NO RIGHTS AS SHAREHOLDER. Optionee shall have no rights as a shareholder by reason of this Agreement and shall have only those rights expressly conferred by this Agreement.

         8. NONTRANSFERABILITY. This option will not be transferable other than by will or the laws of descent or distribution or pursuant to a qualified domestic relations order as defined in the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and during the lifetime of Optionee the option may be exercised only by Optionee. More particularly (but without limiting the generality of the foregoing), the option may not be assigned, transferred, pledged or hypothecated in any way, may not be assignable by operation of law, and may not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the option, will be null and void and without effect.

         9. WITHHOLDING TAXES. Upon exercise of any portion of this option and notice from the Company to Optionee, Optionee shall pay to the Company the amount of withholding income tax required to be withheld by the Company from compensation to Optionee and in turn paid by the Company to the U.S. Internal Revenue Service.

         10. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given if delivered or mailed, first class, with postage prepaid, to:

                  if to the Company, addressed to:

                           IQ Biometrix, Inc.
                           10600 N. De Anza Boulevard, Suite 250
                           Cupertino, CA 95014
                           Attention: Mr. Paul Schroeder; and

                  if to Optionee, addressed to the address for notice set forth beneath Optionee's signature below;

or to such other address for notice as either party shall hereafter notify the other party in writing, from time to time.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first set forth above.

                                   "COMPANY"

                                   IQ BIOMETRIX, INC.


                                   By: /s/ Greg Micek
                                       -------------------------------
                                       Greg J. Micek, President

                                   "OPTIONEE"

                                   /s/ Thiago Ghilardi
                                   -----------------------------------
                                   Thiago Ghilardi

                                   By:________________________________

                                   Name:______________________________

                                   Title:_____________________________

                                   Address for Optionee:

                                   39210 Argonaut Way #319

                                   Fremont, CA 94538

         VESTING SCHEDULE


         "(i) this Warrant shall become vested and exercisable with respect to 0 shares of Warrant Stock (the "First Batch of Vested Shares") immediately upon the execution and delivery of this Warrant by the Company,

         (ii) this Warrant shall become vested and exercisable with respect to another 50,000 shares of Warrant Stock (the "Second Batch of Vested Shares") on December 31, 2003.

         (iii) this Warrant shall become vested and exercisable with respect to another 50,000shares of Warrant Stock (the "Third Batch of Vested Shares") on December 31, 2004.

         (iv) In the event that the Company is proposed to be sold, the Company shall give notice to the Registered Holder to such effect at least 30 days prior to the proposed date of the sale. Notwithstanding the above or anything else contained herein, in the event that the Company is sold on or before March 15, 1998, 50% of the then Unvested Shares shall immediately become Vested Shares upon the giving of the Company's notice pursuant to the preceding sentence, and if the Company is sold after March 15, 1998, 100% of the then Unvested Shares shall immediately become Vested Shares upon the giving of the Company's notice pursuant to the preceding sentence. For purposes of the preceding, the Company will be deemed "sold" whenever (i) more than 80% of the capital stock in the Company, or more than 80% of the assets of the Company (determined on a net asset value basis), is disposed of, or (ii) the Company becomes (y) a disappearing corporation in a merger in which the value of the ownership interest in the surviving corporation of the former shareholders of the Company is less than 20% of the value of their ownership interest in the Company prior to the merger, or (z) a surviving corporation in a merger in which the value of the ownership interest in the Company of the shareholders of the Company after the merger is less than 20% of the value of their ownership interest in the Company before the merger."